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                                                                    Exhibit 99.1

                                  (EATON LOGO)

                             INFORMATION STATEMENT

--------------------------------------------------------------------------------

            EATON CORPORATION SPIN-OFF OF AXCELIS TECHNOLOGIES, INC.

           DISTRIBUTION OF 79,994,100 SHARES OF AXCELIS COMMON STOCK

                          TO EATON COMMON SHAREHOLDERS

     We are sending this Information Statement to Eaton shareholders and to participants in Eaton employee benefit plans with Eaton share accounts because Eaton is spinning off its Axcelis Technologies, Inc. subsidiary. We are effecting this spin-off by distributing 1.179023 shares of Axcelis common stock as a dividend on each outstanding Eaton common share, amounting to a total of 79,994,100 shares of Axcelis common stock. The dividend will be payable as of 5:00 p.m. Eastern time on the distribution date, which is December 29, 2000, with respect to Eaton common shares that are issued and outstanding on the record date, which is December 6, 2000. As described below, if you sell Eaton shares in the regular way market between December 4, 2000 and December 29, 2000, you will be selling your right to receive the Axcelis dividend. For example, if you were an Eaton shareholder on the December 6 record date, and sold those Eaton shares in the regular way market, you would not receive the Axcelis dividend.

     Axcelis is a leading producer of ion implantation equipment used in the fabrication of semiconductors and, together with its Japanese joint venture, were ranked number one in sales in the world in this category for 1999 by Dataquest Inc. Earlier this year, the Eaton board of directors determined that it would be in the best interests of Eaton and its shareholders to separate Axcelis from Eaton. In July 2000, Axcelis completed an initial public offering of 17,050,000 shares of its common stock. Following this spin-off, we will no longer own any shares of Axcelis, and Axcelis will be a fully independent, publicly traded company. No vote of Eaton shareholders is required in connection with the Axcelis spin-off, and you are not required to take any action. We are sending you this Information Statement for information purposes only. If you would like more information, please call our information agent, Georgeson Shareholder Communications, Inc., toll free at 1-866-654-3395, or check our website at http://www.eaton.com.

     Neither the Securities and Exchange Commission nor any state securities regulators have approved the Axcelis common stock to be issued to you pursuant to this spin-off or determined if this Information Statement is accurate or adequate. Any representation to the contrary is a criminal offense.

          The date of this Information Statement is December 8, 2000.
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           INFORMATION ABOUT THE AXCELIS TECHNOLOGIES, INC. SPIN-OFF

THE SPIN-OFF

     On October 25, 2000, the Eaton board of directors approved the spin-off of Axcelis common stock to holders of Eaton common shares. To effect this spin-off, the Eaton board declared a dividend of the 79,994,100 shares of Axcelis common stock owned by Eaton, payable to holders of Eaton common shares. These shares represent about 82.4% of the outstanding Axcelis common stock. The dividend will be paid at 5:00 p.m., Eastern time, on December 29, 2000, the distribution date, in the amount of 1.179023 shares of Axcelis common stock for each outstanding Eaton common share.

     You will not be required to pay any cash or other consideration for the shares of Axcelis common stock distributed to you, nor will you be required to surrender or exchange your Eaton common shares to receive the Axcelis dividend.

THE NUMBER OF SHARES YOU WILL RECEIVE

     For each Eaton common share that you owned at 5:00 p.m. Eastern time on December 6, 2000, the record date, we will distribute that number of Axcelis shares which is equal to the quotient of the total number of Axcelis shares to be distributed in the spin-off divided by the total number of Eaton common shares outstanding at 5:00 p.m. Eastern time on the record date. This calculation results in the distribution of 1.179023 Axcelis shares for each Eaton common share, and is illustrated as follows:

Total number of Axcelis shares to be distributed             =    79,994,100   =   1.179023
----------------------------------------------------------       -----------
Total number of Eaton common shares outstanding at 5:00           67,847,807
  p.m. Eastern time on the record date

     If you sell your Eaton common shares between December 4 and the distribution date in the "regular way" market, you will be selling your right to receive Axcelis dividend shares. Since all transactions in Eaton share accounts held under Eaton employee savings and profit sharing plans will be regular way transactions, the Eaton share units in your account on the distribution date will be used to determine your Axcelis distribution. Please see "Trading Between December 4 and December 29" below.

TRADING BETWEEN DECEMBER 4 AND DECEMBER 29

     Between December 4, 2000, and the market close on December 29, 2000, there will be two markets in Eaton common shares, a "regular way" market and an "ex-dividend" market, although we expect the trading volume in the ex-dividend market to be very limited. Each market has its own stock symbol. The symbol for the regular way market is ETN, and the symbol for the ex-dividend market is ETN WI. Shares that trade on the regular way market trade with an entitlement to the Axcelis shares to be distributed pursuant to the spin-off, and shares that trade on the ex-dividend market trade without any such entitlement. For example, if you owned Eaton common shares at 5:00 p.m. Eastern time on the record date, and sold those shares on the regular way market prior to market close on December 29, 2000, you would also be trading your right to receive the Axcelis shares that would have been distributed to you pursuant to the spin-off. If you sold those Eaton common shares on the ex-dividend market, you would still receive the Axcelis shares that were to be distributed to you pursuant to your ownership of Eaton common shares. Both regular way and ex-dividend trading in Eaton common shares take place on the New York Stock Exchange.

     Furthermore, between December 4, 2000, and the market close on December 29, 2000, there will be two markets in Axcelis common stock, a "regular way" market and a "when-issued" market, although we expect the trading volume in the when-issued market to be very limited. Each market has its own stock symbol. The symbol for the regular way market is ACLS, and the symbol for the when-issued market is ACLSv. The regular way market is the same market for Axcelis common stock that currently exists. The when-issued market is for Axcelis common stock that will be distributed to Eaton shareholders on the distribution date. If you are entitled to Axcelis shares distributed pursuant to the spin-off, you may trade this entitlement to Axcelis shares, without the Eaton

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common shares you own, on the when-issued trading market. Both regular way and when-issued trading in Axcelis shares take place on the NASDAQ National Market.

     Since Eaton share accounts held under Eaton employee savings and profit sharing plans are not permitted to hold Eaton ex-dividend shares, those plans will not be able to trade in the Eaton ex-dividend market or in the Axcelis when-issued market.

WHEN AND HOW YOU WILL RECEIVE THE DIVIDEND

     We will pay the dividend on December 29, 2000, by releasing Eaton's shares of Axcelis common stock to EquiServe Trust Company, N.A., our transfer agent. As of 5:00 p.m., Eastern time, on December 29, 2000, the transfer agent will cause the Axcelis shares to which registered holders of Eaton shares are entitled to be registered in their names. Participants in our dividend reinvestment plan are considered to be registered holders of Eaton shares for this purpose. Most Eaton shareholders, however, have their Eaton certificates held on account by a stock brokerage firm. In those cases, the brokerage firm is the registered holder or "street name," and the Axcelis shares will be provided to the brokerage firm. Your broker will, in turn, credit your account for the Axcelis shares that you are entitled to receive. Crediting of shares will require a few business days after December 29, 2000. If you have any questions in this regard, we encourage you to contact your broker about the mechanics of having the Axcelis shares posted to your account.

     If you are the registered holder of Eaton shares or if you are a participant in our dividend reinvestment plan, the Axcelis certificates will be mailed directly to you by the transfer agent. The transfer agent will begin mailing stock certificates representing your ownership of whole Axcelis shares promptly after December 29, 2000, the distribution date.

     If you sell your entitlement to Axcelis shares in the when-issued market or if you sell Eaton shares in the regular way market, you will be trading your right to receive the related dividend of Axcelis shares to be distributed in the spin-off.

     The transfer agent will not deliver any fractional Axcelis shares in connection with the spin-off. Instead, the transfer agent will aggregate all fractional shares and will sell them on behalf of those shareholders who otherwise would be entitled to receive a fractional share. Those shareholders will then receive a cash payment in an amount equal to their pro rata share of the total net proceeds of that sale. Any cash payment that you may be entitled to receive in lieu of fractional Axcelis shares will follow separately. We currently estimate that it will take about two weeks from the distribution date for the transfer agent to complete these payments.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     Tax-Free Status of the Spin-off. We have received a private letter ruling from the U.S. Internal Revenue Service stating that our distribution of Axcelis common stock to our shareholders will be tax-free to us and to the holders of our common shares for U.S. federal income tax purposes. This means that for U.S. federal income tax purposes:

     - Eaton common shareholders will not recognize a gain or loss by reason of the receipt of whole Axcelis shares as a result of the spin-off; and

     - Eaton will not recognize gain or loss as a result of the spin-off.

     Although private letter rulings are generally binding on the IRS, we will not be able to rely on the ruling if any of the factual representations or assumptions we made to obtain the ruling are, or become, incorrect or untrue in any material respect. We are not aware of any facts or circumstances that would cause any of these representations or assumptions to be incorrect or untrue in any material respect. Nevertheless, if the IRS subsequently were to determine that our spin-off is taxable, both Eaton and our shareholders could be subject to tax.

     Subsequent Sale of Stock. If you sell your Axcelis shares or Eaton shares after the spin-off, you will recognize gain or loss on the sale based on the difference between the proceeds you receive from the sale and the tax basis allocated to the shares you sold, as described below under "Allocation of Tax Basis." This gain or loss
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will be a capital gain or loss, assuming that you held the shares as a capital asset, and will be a long-term or short-term gain or loss based on your holding period for the shares as described below under "Holding Period."

     Allocation of Tax Basis. The tax basis in your Eaton shares immediately prior to the spin-off will be allocated between your Eaton shares and Axcelis shares in proportion to their relative fair market values on December 29, 2000, the distribution date. Following the spin-off, your aggregate tax basis in your Eaton shares and Axcelis shares, including any fractional shares sold for cash as described above, will be the same as your tax basis in your Eaton shares immediately prior to the spin-off.

     Holding Period. The holding period of the Axcelis shares that you receive as a result of the spin-off will include, and be the same as, the holding period for your Eaton shares with respect to which your distribution of Axcelis shares was made, provided that your Eaton shares are held as a capital asset on December 29, 2000, the distribution date.

     Treatment of Fractional Shares. If you receive cash in lieu of a fractional Axcelis share as part of the spin-off, that cash will be treated for U.S. federal income tax purposes as paid in exchange for the fractional share. You will realize a capital gain or loss, provided that the fractional share is considered to be held as a capital asset, measured by the difference between the cash you receive for the fractional share and your tax basis in that fractional share as described above. This capital gain or loss will be treated as a long-term or short-term gain or loss based on your holding period for the Eaton shares on which you received your distribution of Axcelis common stock.

     Example. To aid in the calculation of your tax basis, we have provided a simplified, hypothetical example below, based on fictitious Company D and Company C. In the following example, Company D will distribute to holders of Company D stock 1.15 shares of Company C stock for each share of Company D stock. No fractional shares of Company C stock will be distributed. Instead, the transfer agent will aggregate all such fractional shares and will sell them on the open market. Each holder who would otherwise be entitled to receive a fractional share will receive a cash payment in lieu of the fractional share interest.

     In 1999, Shareholder purchased 95 shares of Company D stock at $70 per share for a total cost of $6,650. In December 2000, Company D distributed all of its shares of Company C to its shareholders in a tax-free spin-off. Immediately after the spin-off, the fair market value of Company D stock was $60 per share and the fair market value of Company C stock was $15 per share. In the distribution, Shareholder was entitled to 109.25 shares of Company C stock (i.e., 95 X 1.15). Shareholder received 109 shares of Company C stock and $3.75 in cash, representing one-fourth of the value of one share of Company C.

     Shareholder's tax basis in 95 shares of Company D stock and 109.25 shares of Company C stock following the spin-off will be determined as follows:

     Tax Basis in Company D stock = Company D Allocation Ratio X Pre-Spin-off Tax Basis

     Tax Basis in Company C stock = Company C Allocation Ratio X Pre-Spin-off Tax Basis

     "Pre-Spin-off Tax Basis" is $6,650 (the cost to Shareholder of shares of Company D stock prior to the spin-off).

     "Company D Allocation Ratio" is a fraction, the numerator of which is the fair market value of Company D stock held by Shareholder immediately after the distribution and the denominator of which is the sum of (i) the fair market value of Company D stock held by Shareholder immediately after the distribution and (ii) the fair market value of Company C stock (including the fractional share interests) received in the distribution by Shareholder.

     "Company C Allocation Ratio" is a fraction, the numerator of which is the fair market value of Company C stock (including the fractional share interests) received in the distribution by Shareholder and the denominator of which is the sum of (i) the fair market value of Company D stock held by Shareholder immediately after the distribution and (ii) the fair market value of Company C stock (including the fractional share interests) received in the distribution by Shareholder.

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     Company D Allocation Ratio thus would be: [95 X $60] / [95 X $60 + 109 X
$15 + $3.75] = .7767. Shareholder's tax basis in 95 shares of Company D after the distribution would be $5,165.05 ($6,650 X .7767), or $54.37 in each share ($5,165.05 / 95).

     Company C Allocation Ratio thus would be: [109 X $15 + $3.75] / [95 X $60 + 109 X $15 + $3.75] = .2233. Shareholder's aggregate tax basis in 109.25 shares of Company C after the distribution would be $1,484.95 ($6,650 X .2233), or $13.59 in each share ($1,484.95 / 109.25). The one-fourth share of Company C stock that was exchanged for $3.75 of cash would be allocated $3.40 ($13.59 X
 .25) of tax basis.

     State, Local and Foreign Tax Consequences. You should consult your own tax advisor regarding the state, local and foreign tax consequences of your receipt of shares of Axcelis common stock and any payment for fractional shares.

     Tax Return Statement. U.S. Treasury regulations require you to prepare a detailed statement setting forth certain information regarding the distribution and to attach this statement to your U.S. federal income tax return for the year in which the spin-off occurs. Within a reasonable time after completion of the spin-off, Eaton will provide you with the information necessary to comply with that requirement. You should retain this statement so that it can be completed and attached to your tax return.

     The summary of U.S. federal income tax consequences set forth above is for general information purposes only and may not be applicable to shareholders who are not citizens or residents of the United States or who are otherwise subject to special treatment under the Internal Revenue Code. All shareholders should consult their own tax advisors as to the particular tax consequences to them of the spin-off, including the state, local and (if applicable) foreign tax consequences.

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                           INFORMATION ABOUT AXCELIS

OVERVIEW OF AXCELIS

     Axcelis is a leading producer of ion implantation equipment used in the fabrication of semiconductors and, together with its Japanese joint venture, were ranked number one in sales in the world in this category for 1999 by Dataquest Inc. The ion implantation process provides a means for introducing charged ions into the surface of a silicon wafer in order to form the active components of a semiconductor. Axcelis also produces dry strip, photostabilization and rapid thermal processing equipment, which is used in semiconductor manufacturing primarily before and after the ion implantation process. In addition, Axcelis provides extensive aftermarket service and support, including spare parts, equipment upgrades, maintenance services and customer training. Axcelis is a 50-50 joint venture partner in Japan with Sumitomo Heavy Industries, Ltd. This joint venture, which is known as Sumitomo Eaton Nova Corporation, or SEN, licenses Axcelis' technology and is the leading producer of ion implantation equipment in Japan.

     Axcelis' customers are located in North America, Europe and Asia Pacific. Axcelis and SEN serve all of the 20 largest semiconductor manufacturers in the world. Axcelis believes that more than 3,200 of its products, including products shipped by SEN, are in use worldwide. Axcelis manufactures its equipment in the United States and supports customers in 19 countries through 49 support locations in nine countries. SEN manufactures equipment at its Toyo, Japan facility.

     Axcelis' objective is to enhance its position as a leading producer of ion implantation equipment and to offer, on an integrated basis, a broad array of products and services used primarily in the front-end of the chip fabrication process.

BACKGROUND OF THE SEPARATION OF AXCELIS FROM EATON

     On April 26, 2000, Eaton announced its plan to reorganize its semiconductor equipment operations into a wholly owned subsidiary, and to have that subsidiary conduct an initial public offering of less than 20% of its common stock. On that date, Eaton also indicated that it would be evaluating alternatives for the most effective disposition of its remaining shares of that subsidiary, which was subsequently named Axcelis Technologies, Inc.

     On June 30, 2000, Eaton substantially completed the transfer to Axcelis of all of the assets of its semiconductor equipment operations that were not owned by Axcelis, and Axcelis assumed the related liabilities. On that date, Axcelis also entered into agreements with Eaton under which Eaton has agreed to provide certain limited services to Axcelis, on an interim basis, generally for one year or less after the spin-off. After the completion of the Axcelis initial public offering in July 2000, Eaton owned approximately 82.4% of the shares of Axcelis common stock.

     In the final step of the separation, Eaton is distributing all of the Axcelis shares that it owns to the holders of Eaton common shares on a pro rata basis. On October 25, 2000, the Eaton board of directors approved the spin-off of 79,994,100 of Eaton's shares of Axcelis common stock to holders of Eaton common shares by means of a dividend as described in this Information Statement. After the spin-off, Eaton will not own any Axcelis shares, and Axcelis will be a fully independent, publicly traded company.

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                     INFORMATION ABOUT AXCELIS COMMON STOCK

AXCELIS COMMON STOCK

     Under the Axcelis Amended and Restated Certificate of Incorporation, the authorized capital stock of the company is 300,000,000 shares of common stock, $0.001 par value, and 30,000,000 shares of undesignated preferred stock, $0.001 par value. As of December 6, 2000, there were 97,097,522 shares of Axcelis common stock outstanding and no shares of Axcelis preferred stock outstanding.

MARKET FOR AXCELIS COMMON STOCK

     Axcelis regular way common stock trades on the NASDAQ National Market under the symbol "ACLS." A public market was established for Axcelis common stock as a result of Axcelis' initial public offering in July 2000.

     The following table sets forth, for the period indicated, the high and low sale prices of Axcelis common stock as reported on the NASDAQ National Market under the symbol ACLS:

         2000            HIGH     LOW
----------------------  ------   -----
July 10 to December 8   $30.00   $6.28

     On December 8, 2000, the closing price of Axcelis regular way common stock was $8.34. We urge you to obtain current quotations for Axcelis common stock.

AXCELIS TRANSFER AGENT

     The transfer agent and registrar for Axcelis common stock is EquiServe Trust Company, N.A. You may contact the transfer agent and registrar at the following address:

    EquiServe Trust Company, N.A.
    Shareholder Services
    P.O. Box 2500
    Jersey City, NJ 07303-2617

     Axcelis and Eaton are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and accordingly, each company files registration statements, reports, proxy statements and other information with the SEC, including financial statements. Axcelis has been subject to the Securities Exchange Act reporting requirements for at least 90 days and is current in its reporting. If you would like more information about Axcelis, we urge you to read Axcelis reports filed with the SEC.

     You may read and copy Axcelis and Eaton reports at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. You may also inspect these reports at the SEC website at http://www.sec.gov, or you may obtain copies of these materials at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Both Axcelis and Eaton maintain websites that offer additional information about the companies:

     - Visit Axcelis' website at http://www.axcelis.com

     - Visit Eaton's website at http://www.eaton.com

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